Exhibit 10.1

EXECUTION VERSION

AMENDMENT NUMBER FIVE

to the

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of March 3, 2017,

by and between

PENNYMAC LOAN SERVICES, LLC

and

CITIBANK, N.A.

This AMENDMENT NUMBER FIVE (this “Amendment Number Five”) is made this 14th day of May, 2018, by and between PENNYMAC LOAN SERVICES, LLC, as seller and servicer (“Seller”), and CITIBANK, N.A. (“Buyer”), to the Amended and Restated Master Repurchase Agreement, dated as of March 3, 2017, by and between Seller and Buyer, as such agreement may be amended from time to time (the “Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, Seller and Buyer have agreed to amend the Agreement as more specifically set forth herein; and

WHEREAS, as of the date hereof, Seller represents to Buyer that the Seller Parties are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

Section 1. Amendment. Effective as of May 14, 2018 (the “Amendment Effective Date”), the Agreement is hereby amended as follows:

(a)Section 2 of the Agreement is hereby amended by deleting the definitions of  “Adjusted Tangible Net Worth, “Committed Amount”, “Fannie Mae Aged Loan”, “Ginnie Mae Aged Loan, “Indebtedness”, “Total Indebtedness” and “Uncommitted Amount”  in their entirety and replacing them with the following:

“Adjusted Tangible Net Worth” means, for any Person, Net Worth of such Person plus Subordinated Debt (provided that Subordinated Debt shall not be taken into account to the extent that it would cause Adjusted Tangible Net Worth to be comprised of greater than 25% Subordinated Debt), minus (a) intangibles (excluding in any event the value of any residual securities and the value of any owned or purchased mortgage servicing rights and owned or purchased excess mortgage servicing rights); (b) goodwill and (c) receivables from Affiliates.

“Committed Amount”  shall mean $350,000,000.

“Fannie Mae Aged Loan” shall mean a Loan (i) in respect of which the related Takeout Investor is Fannie Mae and (ii) that (x) is subject to outstanding Transactions hereunder and/or (y) was subject to any REIT Agency Agreement Transaction, for between thirty-one (31) calendar days

(whether or not consecutive) and ninety (90) calendar days (whether or not consecutive) in the aggregate.

“Ginnie Mae Aged Loan” shall mean a Loan (i) in respect of which the related Takeout Investor is Ginnie Mae and (ii) that (x) is subject to outstanding Transactions hereunder and/or (y) was subject to any REIT Agency Agreement Transaction, for between thirty-one (31) calendar days (whether or not consecutive) and ninety (90) calendar days (whether or not consecutive) in the aggregate.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument, excluding Non-Recourse Debt, including securitization debt, and any debt classified as Intercompany Debt that is eliminated on the accompanying consolidating financial statements of Guarantor and its Subsidiaries.

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP.

“Uncommitted Amount” shall mean $350,000,000.

(b)Section 2 of the Agreement is hereby amended by adding the definitions of “Intercompany Debt”, “Net Worth”, “Non-Recourse Debt” and “Subordinated Debt” in the appropriate alphabetical order as follows:

“Intercompany Debt” shall mean unsecured debt between Guarantor or any wholly owned, direct or indirect Subsidiary or Affiliate (as applicable) of Guarantor on the one hand and Guarantor or any other wholly owned, direct or indirect Subsidiary or Affiliate (as applicable) of Guarantor on the other; provided that for the avoidance of doubt any debt involving PennyMac Mortgage Investment Trust or any Affiliates or Subsidiaries of PennyMac Mortgage Investment Trust on the one hand and Seller or any other wholly owned Subsidiary or Affiliate (as applicable) of PennyMac Financial Services, Inc. on the other shall not qualify as Intercompany Debt.

“Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“Non-Recourse Debt” means Indebtedness payable solely from the assets sold or pledged to secure such Indebtedness and under which Indebtedness no party has recourse to a Seller, Servicer Guarantor or any of their Affiliates if such assets are inadequate or unavailable to pay off such Indebtedness, and neither Seller, Guarantor nor any of their Affiliates effectively has any obligation to directly or indirectly pay any such deficiency.

“Subordinated Debt” means, Indebtedness of a Seller Party which is (i) unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of Seller Party in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of such Seller Party to Buyer hereunder on terms and conditions approved in writing by Buyer and all other terms and conditions of which are satisfactory in form and substance to Buyer.

(c)Section 2 of the Agreement is hereby amended by deleting the definition of “MSR Value Cap” in its entirety.

(d)Section 12 of the Agreement is hereby amended by deleting Section 12(p) in its entirety and replacing it with the following:

(p)Financial Representations and Warranties. (A) Seller’s Adjusted Tangible Net Worth is greater than or equal to $500,000,000; (B) Seller’s Liquidity on a consolidated basis is greater than or equal to $40,000,000 as of the last day of the prior calendar month; (C) the ratio of Seller’s Total Indebtedness to Adjusted Tangible Net Worth is less than 10:1; and (D) Seller’s consolidated Net Income was equal to or greater than $1.00 for at least one (1) of the previous two (2) fiscal quarters, as of the end of each fiscal quarter.

(e)Section 13 of the Agreement is hereby amended by deleting Section 13(q) in its entirety and replacing it with the following:

(q)Financial Covenants.  (i) Seller covenants and agrees with Buyer that during the term of this Agreement: (A) Servicer’s Adjusted Tangible Net Worth shall at all times be greater than or equal to $500,000,000; (B) Seller shall maintain Liquidity on a consolidated basis as of the last day of the prior calendar month in an amount of not less than $40,000,000; (C) the ratio of Seller’s Total Indebtedness to Adjusted Tangible Net Worth shall at all times be less than 10:1; and (D) Seller’s consolidated Net Income shall be equal to or greater than $1.00 for one (1) of the previous two (2) fiscal quarters, as of the end of each fiscal quarter.

(f)Section 13 of the Agreement is hereby amended by adding clause (ww) to the end of Section thereof as follows:

(ww)Early Buyout Loans.  The Seller agrees to cooperate in good faith with Buyer in connection with negotiating and revising the definition of Eligible Loan to include a maximum concentration of early buyout loans subject to outstanding Transactions.

Section 2. Effectiveness. This Amendment Number Five shall become effective as of the date that Buyer shall have received:

(a) counterparts hereof duly executed by each of the parties hereto; and

(b) counterparts of that certain Amendment Five to the Pricing Side Letter, dated as of the date hereof, duly executed by each of the parties thereto.

Section 3. Fees and Expenses.  Seller agrees to pay to Buyer all reasonable out of pocket costs and expenses incurred by Buyer in connection with this Amendment Number Five (including all reasonable fees and out of pocket costs and expenses of the Buyer’s legal counsel) in accordance with Sections 23 and 25 of the Agreement.

Section 4. Representations.  Seller hereby represents to Buyer that as of the date hereof, the Seller Parties are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

Section 5. Binding Effect; Governing Law.  This Amendment Number Five shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  THIS AMENDMENT NUMBER FIVE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL GOVERN).

Section 6. Counterparts.  This Amendment Number Five may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

Section 7. Limited Effect.  Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.  Reference to this Amendment Number Five need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Amendment Number Five to be executed and delivered by their duly authorized officers as of the Amendment Effective Date.

PENNYMAC LOAN SERVICES, LLC,
(Seller and Servicer)

		By:	/s/ Andrew S. Chang
		Name:	Andrew S. Chang
		Title:	Senior Managing Director and Chief Financial Officer

CITIBANK, N.A.
(Buyer and Agent, as applicable)

		By:	/s/ Susan Mills
		Name:	Susan Mills
		Title:	Vice President
Citibank, N.A.

Acknowledged:

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

By:	/s/ Andrew S. Chang
Name:	Andrew S. Chang
Title:	Senior Managing Director and Chief Financial Officer

Amendment Number Five to Amended and Restated Master Repurchase Agreement PLS-Agency